Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated January 25, 2018, in the Registration Statement (Form N-1A) of Tortoise VIP MLP & Pipeline Portfolio (one of the portfolios constituting Managed Portfolio Series) filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 351 under the Securities Act of 1933 (No. 333-172080) and Amendment No. 352 under the Investment Company Act of 1940 (No. 811-22525).

/s/ Ernst & Young LLP

Minneapolis, Minnesota
March 26, 2018